Exhibit 99.1
ABRAXAS PETROLEUM CORPORATION
FOR IMMEDIATE RELEASE

ABRAXAS PETROLEUM CORPORATION ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION AND
CLOSING OF PUBLIC OFFERING

San Antonio (June 24, 2014) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today announced the closing of its public offering of 11,500,000 shares of common stock including 1,500,000 shares sold pursuant to the exercise by the underwriters of their full option to purchase additional  shares at a price of $5.00 per share, less applicable underwriting discounts.

The offering was made pursuant to an effective shelf registration statement on Form S-3 previously filed by the Company with the SEC.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  This offering was made by means of a prospectus supplement and related base prospectus.

Stephens Inc., Canaccord Genuity Inc. and Robert W. Baird & Co. Inc. acted as joint book-runners in the offering.  Copies of the preliminary prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission (the “SEC”), www.sec.gov, or by contacting Stephens Inc.’s Prospectus Department at Stephens Inc., 111 Center Street, Little Rock, AR 72201, ATTN: Prospectus Department (prospectus@stephens.com) or by telephone at 501-377-2131. Canaccord Genuity Inc., ATTN: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110. Robert W. Baird & Co. Inc., ATTN: Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by telephone at 800-792-2473.

Abraxas Petroleum is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas Petroleum’s actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas Petroleum for its crude oil and natural gas.  In addition, Abraxas Petroleum’s future crude oil and natural gas production is highly dependent upon the Company’s level of success in acquiring or finding additional reserves.  Further, Abraxas Petroleum operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company’s control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas Petroleum’s filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey R. King/ Vice President and Chief Financial Officer
Phone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com